Exhibit 10.14
EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (this “Agreement”) made as of January 26, 2026, by and between Veradermics, Incorporated, a Delaware corporation (the “Company”), and Dominic Carrano (the “Executive”), to be effective as of the effectiveness of the Company’s registration statement on Form S-1 with respect to the initial public offering of its common stock (the “Effective Date”). In the event that the Company’s registration statement on Form S-1 does not become effective, this Agreement shall be null and void and of no force or effect.
W I T N E S S E T H:
WHEREAS, the Company desires to continue to employ the Executive in the position of Chief Financial Officer and Treasurer of the Company and the Executive desires to accept such continued employment; and
WHEREAS, the Company and the Executive desire to enter into this Agreement as to the terms of the Executive’s continued employment with the Company.
NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.    POSITION AND DUTIES. During the Employment Term (as defined below), the Executive shall serve, on a full-time basis, as the Chief Financial Officer and Treasurer of the Company. In this capacity, the Executive shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as may reasonably be assigned by the Chief Executive Officer of the Company to the Executive from time to time that are not inconsistent with the Executive’s position with the Company. The Executive agrees to devote the Executive’s full business time, attention, skill and best efforts to the performance of the Executive’s duties hereunder.
2.    EMPLOYMENT TERM. The Company agrees to continue to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, for a term of three (3) years (the “Initial Term”) commencing on the Effective Date. On each anniversary of the Effective Date following the Initial Term, the term of this Agreement shall be automatically extended for successive one (1)-year periods; provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least ninety (90) days prior to any such anniversary date. Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 6 hereof, subject to the provisions of Section 7 hereof. The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Term.”
3.    BASE SALARY. During the Employment Term, the Company agrees to pay the Executive a base salary at an annual rate of, initially, $502,200, subject to applicable tax withholding and any other approved deductions. The base salary shall be paid in cash in accordance with the regular payroll practices of the Company with respect to salaried employees, but in no event less frequently than semi-monthly. The Executive’s base salary shall be subject to review by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”) and may be increased from time to time by the Board or the Compensation Committee in its sole discretion. The base salary as determined herein and increased from time to time shall constitute the “Base Salary” for purposes of this Agreement, and any section herein providing for payment of Base Salary to the Executive shall mean payment of the Base Salary rate in effect at the time of payment.
4.    ANNUAL BONUS. For each fiscal year completed during the Employment Term, the Executive shall be eligible to earn an annual cash incentive payment (each, an “Annual Bonus”). The Executive’s target bonus will be 40% of the Base Salary, with the actual amount of any Annual Bonus to be determined by the Board or the Compensation Committee in its discretion, based on the attainment of performance goals for such year established by the Board or the Compensation Committee, and paid only upon Board or Compensation Committee approval. The Board or the Compensation Committee may consider, but will not be obligated to approve, an additional bonus if the Company exceeds its business plan in the applicable fiscal year. Any Annual Bonus awarded hereunder shall be paid in the calendar year following the calendar year to which such bonus relates at the same time annual bonuses are paid to other senior executives of the Company, but not later than March 15th of the calendar year following the calendar year to which such bonus relates, and shall only be paid if the Executive remains employed with the Company through the date of payment, except as otherwise provided in Section 7 hereof.
5.    EMPLOYEE BENEFITS.
(a)    BENEFIT PLANS. During the Employment Term, the Executive shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, and except to the extent such plans are duplicative of the benefits otherwise provided hereunder (e.g., a severance pay plan); provided that such benefits provided to the Executive pursuant to this Section 5(a) shall be no less favorable in the aggregate than the benefits provided to the Executive as of the Effective Date. The Executive’s participation in such benefit plans will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.
(b)    BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as required by the Company’s expense reimbursement policies (which the Company may modify from time to time), the Executive shall be reimbursed for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Employment Term and in connection with the performance of the Executive’s duties hereunder or otherwise incurred at the direction of the Company.

(c)    VACATION. The Executive shall be entitled to take vacation in accordance with the Company’s current policy.
6.    TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:
(a)    DISABILITY. Upon ten (10) days’ prior written notice by the Company to the Executive of a termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Executive to have performed the Executive’s material duties hereunder, with or without reasonable accommodation, due to a physical or mental injury, infirmity, limitation or incapacity which has lasted or can reasonably be expected to last for one hundred eighty (180) days (including weekends and holidays) in any three hundred sixty-five (365)-day period as determined by the Board in its reasonable discretion. The Executive (or the Executive’s representative) shall cooperate in all respects with the Company if a good faith question arises as to whether the Executive has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists reasonably selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Executive’s condition with the Company).
(b)    DEATH. Automatically upon the date of death of the Executive.
(c)    BY THE COMPANY FOR CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean the occurrence of any of the following, as determined by the Board in its reasonable judgment: (i) the Executive having been convicted of, or having pleaded guilty or nolo contendere to, (A) a felony or (B) a crime involving dishonesty or moral turpitude; (ii) the Executive’s commission of any act of fraud, or material embezzlement, theft, or dishonesty or intentional misappropriation of the property of the Company or any of its affiliates or of any customer or supplier of the Company or any of its affiliates; (iii) the Executive’s repeated use of illegal drugs or repeated abuse of alcohol that materially impairs the Executive’s ability to perform the Executive’s duties contemplated hereunder; (iv) the Executive’s material breach of this Agreement or any other agreement with the Company, or a material violation of any of the Company’s written policies or procedures; or (v) any other willful misconduct or gross negligence in the performance of the Executive’s duties to the Company that has caused material injury (including by way of reputational harm or other damages) to the Company or any of its affiliates. Notwithstanding the foregoing, the Company shall not terminate the Executive’s employment for Cause pursuant to Section 6(c)(iii) or (iv) unless the Company has first given the Executive written notice of the acts or omissions constituting Cause thereunder and, if such acts or omissions are susceptible to cure, the Executive has failed to cure such acts or omissions to the Company’s reasonable satisfaction within fifteen (15) days after receipt of such notice.
(d)    BY THE COMPANY WITHOUT CAUSE. Upon thirty (30) days’ prior written notice by the Company to the Executive of an involuntary termination without Cause (other than for death or Disability).

(e)    BY THE EXECUTIVE FOR ANY REASON. Upon sixty (60) days’ prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment for any reason (including for Good Reason); provided, that the Company may, in its sole discretion, elect to accelerate the date of termination. “Good Reason” means (i) a failure by the Company to pay the Executive his Base Salary, (ii) a reduction in the Executive’s Base Salary or target Annual Bonus percentage, other than, with respect to the period prior to a Change of Control (as defined below), in connection with an across-the-board reduction affecting other similarly situated executives of the Company, (iii) any involuntary material diminution in the Executive’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law), (iv) any change to the Executive’s title to which the Executive did not consent in writing, or (v) the Executive being required to relocate to a principal place of employment more than fifty (50) miles from the Executive’s principal place of employment with the Company at such time; which, in each case, is not cured by the Company within thirty (30) days of the Company’s receipt of written notice thereof from the Executive specifying the particulars of the conduct constituting Good Reason; provided, that the Executive gives such notice to the Company within sixty (60) days of the Executive having knowledge of the occurrence of such event; otherwise, Good Reason shall be deemed waived with respect to such event.
(f)    EXPIRATION OF EMPLOYMENT TERM; NON-EXTENSION OF AGREEMENT. Upon the expiration of the Employment Term due to a non-extension of the Agreement by the Company or the Executive pursuant to the provisions of Section 2 hereof.
7.    CONSEQUENCES OF TERMINATION.
(a)    DEATH OR DISABILITY. In the event that the Executive’s employment and the Employment Term ends on account of the Executive’s death or Disability, the Executive’s estate or the Executive, as applicable, shall be entitled to the following:
(i)    any earned and unpaid Base Salary through the date of termination;
(ii)    reimbursement for any unreimbursed business expenses incurred through the date of termination; and
(iii)    all other accrued and vested payments, benefits or fringe benefits to which the Executive is entitled in accordance with the terms and conditions of the applicable compensation or benefit plan, program or arrangement of the Company (collectively, Sections 7(a)(i) through 7(a)(iii) hereof shall be hereafter referred to as the “Accrued Benefits”).
(b)    TERMINATION FOR CAUSE, BY THE EXECUTIVE WITHOUT GOOD REASON OR AS A RESULT OF NON-EXTENSION OF THIS AGREEMENT. If the Executive’s employment is terminated (i) by the Company for Cause, (ii) by the Executive for any reason (other than for Good Reason), or (iii) as a result of the non-extension of the Employment Term by either the Company or the Executive as provided in Section 2 hereof, then the Company shall pay to the Executive only the Accrued Benefits.

(c)    TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY THE EXECUTIVE FOR GOOD REASON NOT IN CONNECTION WITH A CHANGE OF CONTROL. If the Executive’s employment by the Company is terminated (x) by the Company other than for Cause (and not on account of the Executive’s Disability or death) or (y) by the Executive for Good Reason, in any event other than within the period that begins three (3) months prior to and ends twelve (12) months immediately following a Change of Control, then the Company shall pay or provide the Executive with the following:
(i)    the Accrued Benefits; and
(ii)    subject to the Executive’s continued compliance with the obligations in this Agreement, (A) an amount equal to (1) the Executive’s Base Salary, plus (2) the Executive’s Base Salary multiplied by the Executive’s target Annual Bonus percentage for the year in which the Executive’s employment terminates (in each case, without giving effect to any reduction that is the basis for a Good Reason claim), which amount shall be paid in cash to the Executive in equal installments in accordance with the regular payroll practices of the Company with respect to salaried employees for twelve (12) months following the date the Executive’s employment terminates; and (B) provided that the Executive timely elects to continue Executive’s participation and that of any eligible dependents in the Company’s group health plans under the federal law known as “COBRA” or similar state law, a monthly amount equal to the monthly health premiums for such participation paid by the Company on the Executive’s behalf and on behalf of any eligible dependents immediately prior to the date the Executive’s employment terminates until the earliest of (x) the date that is twelve (12) months following the date that the Executive’s employment terminates, (y) the date that the Executive and the Executive’s eligible dependents cease to be eligible for such COBRA coverage under applicable law or plan terms and (z) the date on which the Executive obtains health coverage from another employer, in each case commencing on the first practicable regularly scheduled payroll date following the date the general release of claims described in Section 8 becomes effective and irrevocable; provided, however, that if the sixty (60)-day period in which the release of claims must be effective and irrevocable begins in one tax year and ends in a later tax year, the payments will commence on the first payroll date following the effective date of the release of claims that begins in the later tax year. The first payment will be retroactive to the day following the date of the Executive’s termination of employment.
Payments and benefits provided in this Section 7(c) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or applicable law (including the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation).
(d)    TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY THE EXECUTIVE FOR GOOD REASON IN CONNECTION WITH A CHANGE OF CONTROL. If the Executive’s employment with the Company is terminated (x) by the Company other than for Cause (and not on account of the Executive’s Disability or death) or (y) by the Executive for Good Reason, in any event within the period that begins three (3) months prior to and ends twelve (12) months immediately following a Change of Control, then in lieu of the payments and benefits described in Section 7(c), the Company shall pay or provide the Executive with the following:
(i)    the Accrued Benefits;
(ii)    subject to the Executive’s continued compliance with the obligations in this Agreement, (A) an amount equal to one and one half (1.5) times the sum of (1) the Executive’s Base Salary, plus (2) the Executive’s Base Salary multiplied by the Executive’s target Annual Bonus percentage for the year in which the Executive’s employment terminates (in each case, without giving effect to any reduction that is the basis for a Good Reason claim), which amount shall be paid in cash to the Executive in a lump sum on the first practicable regularly scheduled payroll date following the date the general release of claims described in Section 8 is effective and irrevocable; provided, however, that if the sixty (60)-day period in which the release of claims must be effective and irrevocable begins in one tax year and ends in a later tax year, the payments will commence on the first payroll date following the effective date of the release of claims that begins in the later tax year; and (B) provided that the Executive timely elects to continue Executive’s participation and that of any eligible dependents in the Company’s group health plans under the federal law known as “COBRA” or similar state law, a monthly amount equal to the monthly health premiums for such participation paid by the Company on the Executive’s behalf and on behalf of any eligible dependents immediately prior to the date the Executive’s employment terminates until the earliest of (x) the date that is eighteen (18) months following the date that the Executive’s employment terminates, (y) the date that the Executive and the Executive’s eligible dependents cease to be eligible for such COBRA coverage under applicable law or plan terms and (z) the date on which the Executive obtains health coverage from another employer, in each case commencing on the first practicable regularly scheduled payroll date following the date the general release of claims described in Section 8 becomes effective and irrevocable; provided, however, that if the sixty (60)-day period in which the release of claims must be effective and irrevocable begins in one tax year and ends in a later tax year, the payments will commence on the first payroll date following the effective date of the release of claims that begins in the later tax year. The first payment will be retroactive to the day following the date of the Executive’s termination of employment; and
(iii)    any outstanding and unvested equity awards, the vesting of which is based only on the passage of time, held by the Executive shall vest in full upon the later of (A) the consummation of the Change of Control or (B) the date of the Executive’s termination of employment.
Payments and benefits provided in this Section 7(d) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or applicable law (including the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation).
(e)    OTHER OBLIGATIONS. Upon any termination of the Executive’s employment with the Company, and as a condition to receipt of any funds pursuant to Section 7, the Executive shall promptly resign from any position as an officer of any Company-related entity and will promptly cooperate in the execution of the appropriate documents to effect the resignation.
(f)    EXCLUSIVE REMEDY. The amounts payable to the Executive following termination of employment and the Employment Term pursuant to Sections 6 and 7 hereof shall be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims that the Executive may have in respect of the Executive’s employment with the Company or any of its affiliates, and the Executive acknowledges that such amounts are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Executive’s employment hereunder or any breach of this Agreement.
(g)    DEFINITIONS. For purposes of this Agreement, “Change of Control” means the consummation of (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Person”); (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting securities immediately prior to such transaction do not own more than fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity (or its ultimate parent, if applicable); (iii) the acquisition of more than fifty percent (50%) of the outstanding voting securities of the Company in a single transaction or a series of related transactions by any Person; or (iv) the complete dissolution or liquidation of the Company; provided, however, that the Company’s initial public offering, any subsequent public offering or other capital raising event, a merger effected solely to change the Company’s domicile or any acquisition by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates shall not constitute a Change of Control. Notwithstanding the foregoing, in any case where the occurrence of a Change of Control could affect the vesting of or payment of an amount or award subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (“Section 409A”), to the extent required to comply with Section 409A, the term “Change of Control” shall mean an occurrence that both (i) satisfies the requirements set forth above in this definition and (ii) is a “change in control event” as that term is defined in the regulations under Section 409A.
8.    RELEASE; MITIGATION; SET-OFFS. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement in connection with the Executive’s termination of employment beyond the Accrued Benefits shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company with respect to any claims the Executive may have related to the Executive’s employment with the Company or the termination of such employment, in a form reasonably satisfactory to the Company. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be offset by any amount received by the Executive from any other source. Subject to the provisions of this Agreement and the limitations of applicable wage laws, the

Company’s obligations to pay the Executive amounts hereunder is subject to set-off, counterclaim or recoupment of amounts owed by the Executive to the Company or any of its affiliates (including any member of the Company).
9.    RESTRICTIVE COVENANTS.
(a)    INCORPORATION OF CONFIDENTIALITY, ASSIGNMENT OF INVENTIONS, AND RESTRICTIVE COVENANT AGREEMENT. The Confidentiality, Assignment of Inventions, and Restrictive Covenant Agreement between the Company and the Executive (the “Restrictive Covenant Agreement”) is incorporated herein in its entirety and the Executive reaffirms his obligations under such agreement, except that notwithstanding anything to the contrary contained in the Restrictive Covenant Agreement, if the Executive’s employment with the Company is terminated by the Company other than for Cause (and not on account of the Executive’s Disability or death) or by the Executive for Good Reason, the reference in Section 4(c) of the Restrictive Covenant Agreement to “the twenty-four (24) month period” shall be replaced with “the twelve (12) month period”.
(b)    NONDISPARAGEMENT. Both during the Employment Term and at all times thereafter, regardless of the reason for termination, the Executive agrees not to make comments materially injurious to the reputation of the Company or otherwise disparage the Company or any of its officers, directors, employees, shareholders, members, agents or products. Any disclosure by the Executive in good faith in connection with any legal proceedings between the Executive and the Company, in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be deemed to violate this Section 9(b). For the avoidance of doubt, (i) nothing contained in this Agreement (x) limits, restricts or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity, including reporting any good faith allegation of unlawful employment practices or criminal conduct or participating in any related proceeding, or (y) prevents the Executive from making any truthful statements or disclosures required by law, regulation or legal process, or from requesting or receiving confidential legal advice.
(c)    RETURN OF COMPANY PROPERTY. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return to the Company all property belonging to the Company or its affiliates including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or any documents and property belonging to the Company.
(d)    REASONABLENESS OF COVENANTS. In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 9. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their confidential information and that each and every one of the restraints is reasonable in respect of subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. Except as where otherwise required by law, the non-prevailing party will reimburse the prevailing party for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 9. It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Executive’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 9.
(e)    REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.
(f)    TOLLING. In the event of any violation of the provisions of this Section 9, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 9 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation; provided, that tolling period shall not exceed sixty (60) days after the Company has knowledge of such violation.
(g)    SURVIVAL OF PROVISIONS. The obligations contained in Sections 9 through 11 hereof shall survive the termination or expiration of the Employment Term and the Executive’s employment with the Company and shall be fully enforceable thereafter.
10.    COOPERATION. In connection with any termination of the Executive’s employment with the Company, the Executive agrees to assist the Company, as reasonably requested by the Company, in its succession planning efforts to facilitate a smooth transition of the Executive’s job responsibilities to the Executive’s successor. In addition, upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that while employed by, or providing services to, the Company and thereafter, the Executive will respond and provide truthful information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will reasonably cooperate with the Company, its affiliates and their respective representatives in defense of all claims that may be made against the Company or its affiliates, and will cooperate with the Company and its affiliates in the prosecution of all claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Executive’s employment or service with the Company and the Company reasonably believes that the Executive has pertinent knowledge or information related to such claims. The Executive agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive becomes aware of any lawsuit involving such third-party claims that may be filed or threatened against the Company or its affiliates. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 10.
11.    EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available, without the necessity of showing actual monetary damages and without posting any bond or other security. In the event of a violation by the Executive of Section 9 or Section 10 hereof, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Executive shall be immediately repaid to the Company.
12.    NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 12, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company or to any of its subsidiaries or affiliates; provided that the Company shall require such assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such assignment had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets or assignee of this Agreement, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise. Each member of the Company is an intended third-party beneficiary of this Agreement and shall be entitled to enforce the provisions of this Agreement as if a direct party to this Agreement.
13.    NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or by electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
At the address (or to the facsimile number or email address) shown in the books and records of the Company.

If to the Company:
Veradermics, Incorporated
470 James St., Suite 14
New Haven, CT 06513
Attention: Michael Greco, General Counsel
Email: [***]
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
14.    SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.
15.    SEVERABILITY. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.
16.    COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
17.    GOVERNING LAW; JURISDICTION. This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to the choice of law provisions thereof. Each of the parties hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the courts of the State of Connecticut and the United States District Court for the District of Connecticut, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of or in connection with this Agreement or any of the transactions contemplated hereby, and irrevocably and unconditionally waives, to the fullest extent permitted by law, any and all objections such party may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Executive’s employment by the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Connecticut and the United States District Court for the District of Connecticut, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Connecticut State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY OR SERVICE WITH THE COMPANY OR ANY AFFILIATE OF THE COMPANY, OR THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Executive’s or the Company’s address as provided in Section 13 hereof, (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Connecticut and (f) expressly waives any and all rights to bring any suit, action or other proceeding arising out of or in connection with this Agreement in or before any court or tribunal other than the courts of the State of Connecticut or the United States District Court for the District of Connecticut and any courts to which an appeal may be taken from such courts, and covenants that such party shall not seek in any manner to resolve any dispute other than as set forth herein or to challenge or set aside any decision, award or judgment obtained in accordance with the provisions hereof. Except as may be explicitly set forth in this Agreement, the parties acknowledge and agree that in connection with any dispute hereunder, each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses.
18.    MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director of the Company as may be designated by the Board, and in any case must be approved by the Board or the Compensation Committee. In addition, notwithstanding anything to the contrary in this Agreement, the Company may not terminate this Agreement (including by notice of non-renewal) or the Executive’s employment without Board or Compensation Committee approval. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Except with respect to the Restrictive Covenant Agreement, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the parties hereto with respect to the subject matter hereof, including, but not limited to, the offer letter previously provided by the Company and agreed to by the Executive. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Any references in this Agreement to “$” shall mean U.S. dollars.

19.    REPRESENTATIONS. The Executive represents and warrants to the Company that (a) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and (b) the Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Executive from entering into this Agreement or performing all of the Executive’s duties and obligations hereunder.
20.    TAX MATTERS.
(a)    TIMING OF PAYMENTS AND SECTION 409A.
(i)    Notwithstanding anything to the contrary in this Agreement, if at the time the Executive’s employment terminates, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A.
(ii)    For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).
(iii)    Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.
(iv)    In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.
(b)    WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(c)    SECTION 280G. If at any time it is determined that all or any portion of the payments or benefits provided under this Agreement and/or any other payment or benefit which the Executive receives or is entitled to receive from the Company or any of its affiliates, would constitute an “excess parachute payment” within the meaning of Section 280G of the Code (“Section 280G”) but for this paragraph, then, notwithstanding anything in this Agreement or any other agreement or plan to the contrary, the Executive will be entitled to receive: (i) the amount of such payments or benefits, reduced such that no portion thereof shall fail to be tax deductible under Section 280G (the “Limited Amount”) or (ii) if the amounts otherwise payable hereunder and/or under any other agreement or plan of the Company or any of its affiliates (without regard to clause (i)), reduced by all taxes applicable thereto (including, for the avoidance of doubt, the excise tax imposed by Section 4999 of the Code), would be greater than the Limited Amount reduced by all taxes applicable thereto, the amounts otherwise payable hereunder and/or under such other agreements or plans.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

VERADERMICS, INCORPORATED

By:	/s/ Reid Waldman, M.D.
Name: Reid Waldman, M.D.
Title: Chief Executive Officer

/s/ Dominic Carrano
Dominic Carrano